Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

First Amendment to Credit Agreement, dated November 16, 2011 (the “Execution Date”), to become effective November 18, 2011 (the “Effective Date”) (provided that the consent given by the Administrative Agent and Lenders pursuant to Section 21 hereof shall be effective as of the Execution Date), by and among Mine Safety Appliances Company, a Pennsylvania corporation (the “Borrower”), each of the Guarantors (as defined in the Credit Agreement (as defined below)) party hereto, PNC Bank, National Association (“PNC Bank”) and various other financial institutions party hereto (PNC Bank and such other financial institutions are collectively, the “Lenders”), and PNC Bank, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) (the “First Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent have entered into that certain Credit Agreement, dated October 13, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement, and the Administrative Agent and each of the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. The reference to “$250,000,000.00” on the cover page of the Credit Agreement is hereby deleted and in its stead is inserted a reference to “$300,000,000.00”.

3. The second (2nd) paragraph in the preamble of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

The Borrower has requested the Lenders to provide a revolving credit facility (including a letter of credit subfacility) to the Borrower in an aggregate principal amount, subject to Section 2.6 [Increase in Revolving Credit Commitments], not to exceed Three Hundred Million and 00/100 Dollars ($300,000,000.00). In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

4. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definition contained therein:

Applicable Letter of Credit Fee Rate

5. Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in their appropriate alphabetical order:

Adjustment Date shall have the meaning specified in Schedule 1.1(A).

Applicable Commercial Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commercial Letter of Credit Fee.”

Applicable Standby Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee.”

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commercial Letter of Credit Fee shall have the meaning specified in Section 2.11.2 [Letter of Credit Fees].

First Amendment Effective Date shall mean November 18, 2011.

MSA International shall mean MSA International, Inc., a Delaware corporation.

Standby Letter of Credit shall mean a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.

Standby Letter of Credit Fee shall have the meaning specified in Section 2.11.2 [Letter of Credit Fees].

6. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Defaulting Lender shall mean any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 4.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.12 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 18, 2016.

Guarantor shall mean separately, and Guarantors shall mean collectively, GMT, Newco, MSA International and each other Person which joins this Agreement as a Guarantor after the date hereof.

Letter of Credit Fees shall mean, collectively, the Standby Letter of Credit Fee and the Commercial Letter of Credit Fee.

Newco shall mean General Monitors, Inc., a Nevada corporation (f/k/a Fifty Acquisition Corp.).

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.12 [Defaulting Lenders]

when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

7. The first paragraph of Section 2.6.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

The Borrower may, at any time and from time to time after the First Amendment Effective Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each, a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

8. Clauses (iii) and (iv) of Section 2.6.1 of the Credit Agreement are hereby deleted in their entirety and in their stead is inserted the following:

(iii) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00).

(iv) Multiple Options. The Borrower may request an increase pursuant to this Section 2.6 [Increase in Revolving Credit Commitments] up to two (2) times after the First Amendment Effective Date during the term of this Agreement; provided, however, subject to the other terms of this Section 2.6 [Increase in Revolving Credit Commitments], each such increase shall be in an amount equal to or greater than Ten Million and 00/100 Dollars ($10,000,000.00).

9. The first paragraph of Section 2.11.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit. Promptly after receipt of any Letter of Credit application, the Issuing

Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.11 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit and all time drafts drawn under any Commercial Letter of Credit shall in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Twenty Million and 00/100 Dollars ($20,000,000.00) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment. Each of the Existing Letters of Credit shall be deemed to have been issued hereunder on the Closing Date by PNC as the Issuing Lender. Each of the Existing Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

10. Section 2.11.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.11.2 Letter of Credit Fees.

The Borrower shall pay (a) (i) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Standby Letters of Credit (the “Standby Letter of Credit Fee”) equal to the Applicable Standby Letter of Credit Fee Rate and (ii) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Commercial Letters of Credit (the “Commercial Letter of Credit Fee”) equal to the Applicable Commercial Letter of Credit Fee Rate, and (b) to the Issuing Lender for its own account a fronting fee equal to one hundred twenty five thousandths of one percent (0.125%) per annum (in each case computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall be computed on the daily average amount of the respective Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

11. The following new Section 2.12 of the Credit Agreement is hereby added immediately after Section 2.11 of the Credit Agreement:

2.12 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

2.12.1 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

2.12.2 the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

2.12.3 if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

2.12.3.1 all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

2.12.3.2 if the reallocation described in Section 2.12.3.1 above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to Section 2.12.3.1 above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

2.12.3.3 if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to Section 2.12.3.2 above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

2.12.3.4 if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 2.12.3.1 above, then the fees payable to the Lenders pursuant to Section 2.11.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

2.12.3.5 if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to Section 2.12.3.1 or 2.12.3.2 above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.11.2 with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

2.12.3 so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12.3, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12.3.1 (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

12. The last paragraph of Section 4.3 of the Credit Agreement is hereby deleted in its entirety.

13. Section 7.2.1(v) of the Credit Agreement is hereby amended to delete the reference to “Twenty-Five Million and 00/100 Dollars ($25,000,000.00)” contained therein and in its stead insert a reference to “Fifty Million and 00/100 Dollars ($50,000,000.00)”.

14. Section 7.2.1(ix) of the Credit Agreement is hereby amended to delete the reference to “Thirty-Five Million and 00/100 Dollars ($35,000,000.00)” contained therein and in its stead insert a reference to “Fifty Million and 00/100 Dollars ($50,000,000.00)”.

15. Section 7.3.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

16. Section 10.11.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.11.1 Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

17. Schedule 1.1(A) to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(A) attached hereto.

18. Schedule 1.1(B) to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(B) attached hereto.

19. Schedule 1.1(S) to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(S) attached hereto.

20. Schedule 5.1.1 to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 5.1.1 attached hereto.

21. The Administrative Agent and the Lenders hereby consent that solely with respect to (a) the making of Revolving Credit Loans to which the LIBOR Rate Option applies on the Effective Date or (b) the renewal of the LIBOR Rate Option on the Effective Date for any outstanding Loans, the Borrower may deliver the applicable Revolving Credit Loan Request not later than 10:00 a.m. two (2) Business Days prior to the proposed Borrowing Date with respect to such Loans.

22. The provisions of Section 2 through 21 of this First Amendment shall not become effective until the Administrative Agent has received the following, each in form and substance acceptable to the Administrative Agent and its counsel:

(a) this First Amendment, duly executed by the Borrower, the Guarantors and all of the Lenders;

(b) the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof;

(c) payment of all fees and expenses owed to the Administrative Agent, the Lenders and the Administrative Agent’s counsel in connection with the Credit Agreement and this First Amendment; and

(d) such other documents as may be reasonably requested by the Administrative Agent.

23. Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by them pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

24. Each Loan Party hereby represents and warrants to the Administrative Agent and each of the Lenders that (i) such Loan Party has the legal power and authority to execute and deliver this First Amendment; (ii) the officers of such Loan Party executing this First Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof; (iii) the execution and delivery hereof by such Loan Party and the performance and observance by such Loan Party of the provisions hereof, of the Credit Agreement and of all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of such Loan Party or any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party; and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by such Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms.

25. Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders that (i) no Event of Default or Potential Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof, (ii) the Schedules attached to and made a part of the Credit Agreement, as amended by this First Amendment, are true and correct as of the date hereof and there are no modifications or supplements thereto, and (iii) it presently has no claims or actions of any kind at law or in equity against the Lenders or the Administrative Agent arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

26. Each reference to the Credit Agreement that is made herein, in the Credit Agreement or in any other document executed or to be executed in connection herewith or with the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

27. The agreements contained in this First Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This First Amendment amends the Credit Agreement and is not a novation thereof.

28. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

29. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. The Borrower hereby consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County and of the United States District Court of the Western District of Pennsylvania, and any appellate court from any thereof, with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this First Amendment to be duly executed by their duly authorized officers on the Execution Date, to be effective as of the Effective Date (provided that the consent given by the Administrative Agent and Lenders pursuant to Section 21 of this First Amendment shall be effective as of the Execution Date).

BORROWER:

WITNESS:	MINE SAFETY APPLIANCES COMPANY

By:
Name:
Title:

GUARANTORS:

WITNESS:	GENERAL MONITORS TRANSNATIONAL, LLC

By:
Name:
Title:

WITNESS:	GENERAL MONITORS, INC.

By:
Name:
Title:

WITNESS:	MSA INTERNATIONAL, INC.

By:
Name:
Title:

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender and as Syndication Agent

By:
Name:
Title:

FIRST COMMONWEALTH BANK, as a Lender

By:
Name:
Title:

THE HUNTINGTON NATIONAL BANK, as a Lender

By:
Name:
Title:

FIRST NIAGARA BANK, N.A., as a Lender

By:
Name:
Title:

SOVEREIGN BANK, as a Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title: